1 * For identification purposes only Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128 and Debt Stock Codes: 5279, 5280, 40102, 40259, 40357) VOLUNTARY ANNOUNCEMENT This is a voluntary announcement made by Wynn Macau, Limited (the “Company”, together with its subsidiaries, the “Group”) in relation to the financial assistance from Wynn Resorts, Limited (“WRL”), the controlling shareholder of the Company. The board of directors (the “Board”) of the Company announces that, on 14 June 2022, the Company entered into a loan agreement (the “Agreement”) with WRL, pursuant to which WRL agreed to make available a revolving loan facility (the “Facility”) in United States dollars (“USD”) in an amount of up to USD500 million. The Agreement highlights both WRL and the Company’s confidence in the long-term growth potential of Macau and the availability of the Facility further bolsters the Company’s already strong financial position. WRL will provide the Facility to the Company in order to support the Group’s potential future working capital and other funding needs, if necessary, during the term of the Facility. The current maturity date of the Facility is twenty-four months after the date of the Agreement and the interest rate of the loan is four per cent per annum on funded amounts or any other rate (to take into account any prevailing market conditions and other applicable factors) as agreed between the Company and WRL from time to time. Exhibit 99.1

2 By order of the Board Wynn Macau, Limited Dr. Allan Zeman Chairman Hong Kong, 14 June 2022 As at the date of this announcement, the Board of Directors of the Company comprises Craig S. Billings and Ian Michael Coughlan (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Matthew O. Maddox (as Non-Executive Director); Allan Zeman (as Independent Non-Executive Director and Chairman); and Lam Kin Fung Jeffrey, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors). As at the date of this announcement, WRL beneficially owns approximately 72% of the issued share capital of the Company. WRL is a connected person of the Company, and the transaction contemplated under the Agreement constitutes a connected transaction of the Company under Chapter 14A of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”). As the Facility is conducted on normal commercial terms or better and is not secured by the assets of the Group, the Facility is fully exempted from shareholders’ approval, annual review and all disclosure requirements pursuant to Rule 14A.90 of the Listing Rules.